EXHIBIT 99.1
                                                                    ------------

--------------------------------------------------------------------------------
BMCA                                                   NEWS
Building Materials                 1361 Alps Road, Wayne, NJ 07470  973 628-3000
Corp. of America
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION, CONTACT BUILDING MATERIALS CORPORATION OF AMERICA AT 973-317-5960

             BMCA RECEIVES FINANCING COMMITMENTS FROM DEUTSCHE BANK
             ------------------------------------------------------
       AND BEAR STEARNS FOR $35.00 PER SHARE MERGER PROPOSAL WITH ELKCORP
       ------------------------------------------------------------------

December 11, 2006 - Building Materials Corporation of America ("BMCA"), North America's largest roofing manufacturer, which operates under the name GAF Materials Corporation, today sent a letter to Thomas D. Karol, Chairman of the Board of Directors and Chief Executive Officer of ElkCorp (NYSE: ELK) advising that it has obtained financing commitments from Deutsche Bank and Bear Stearns sufficient to fund the full price for its $35.00 per share merger proposal. In addition, as BMCA had previously announced, the letter confirmed that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act in connection with the proposed merger expired on December 6, 2006.

The letter sent today to Mr. Karol by BMCA follows:

                                                               December 11, 2006

Mr. Thomas D. Karol
Chairman of the Board and CEO
ElkCorp
14911 Quorum Drive, Suite 600
Dallas, TX 75254-1491

Dear Tom:

         We wanted to update you and the Elk Board on the status of BMCA's merger proposal to provide cash consideration for all outstanding Elk common shares of $35 per share. We can now report that we have obtained financing commitments from Deutsche Bank and Bear Stearns sufficient to fund the full price of the transaction. In addition, as you know, we announced last Thursday that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act had expired.

         As we have previously pointed out, we believe that BMCA is the highest and best merger partner for Elk given BMCA's leading position in the industry and the unique synergies which exist between our businesses. We believe our $35 per share proposal provides a compelling opportunity for Elk shareholders to realize significant value for their shares in an all cash transaction. The price is approximately 40% above Elk's closing price on November 3rd ($25.18 per share), the trading day immediately preceding BMCA's filing of its 13D and Elk's announcement of its sale process.

         By way of recap, while we appear to be in substantial agreement on the terms of a confidentiality agreement, as we previously indicated in our letter of November 15th, we could not accept the standstill you proposed. The proposed standstill would have unreasonably tied our hands and prevented us from communicating an offer to the Board or shareholders in the event that you terminated your process prematurely or preferred a bidder who could not deliver as much value to Elk shareholders as we can.

         We trust that you and the Elk Board fully appreciate the seriousness of our proposal and that you will see fit to move forward with us to promptly negotiate a definitive merger agreement. We continue to believe that an expeditious process is in the best interests of Elk, its shareholders, customers and employees. BMCA stands ready and willing to complete this transaction, and we await your guidance as to how you wish us to proceed.

                                           Sincerely,

                                           /s/  Robert B. Tafaro
                                           Robert B. Tafaro
                                           President and Chief Executive Officer

cc:  Elk Board of Directors




                                      # # #


BMCA INFORMATION

Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc. With annual sales in 2005 approximating $2.0 billion, BMCA is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

                                      # # #

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any ElkCorp shares, and is not a solicitation of a proxy.

                                      # # #

FORWARD-LOOKING STATEMENTS

This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

















                                       3